EXHIBIT 10.34

AMENDMENT NO. 2

TO THE

DELAWARE INVESTMENTS U.S., INC.

STOCK OPTION PLAN

Effective November 8, 2006

This Amendment, made pursuant to Section 8(e) of the Delaware Investments U.S., Inc. Stock Option Plan, Effective January 1, 2001 (the “Plan”), and approved by the Compensation Committee of the Board of Directors of Lincoln National Corporation at a duly called meeting on November 8, 2006, amends the Plan effective as of November 8, 2006.

The Plan is amended as follows:

Item I.	Section 4(d) of the Plan is amended in its entirety to read as follows:

“(d) Call Feature. Upon a Stock holder’s termination of employment with the Corporation and all its affiliates, the Corporation or, if directed by the Committee, DIUS will call all shares of Stock held by the Stock holder as of his termination of employment. In addition, the Committee may, in its sole discretion, require the Corporation or DIUS to call shares of Stock. Subject to the following sentence, called Shares will be reacquired by the Corporation or DIUS as soon as practicable after the call for an amount per share equal to (1) the Fair Market Value of a share as of the Valuation Date preceding the date of the call if the call occurs before the expiration of the period after the Valuation Date during which the shares may be put to the Corporation or DIUS (in accordance with Section 4(e) below), or (2) the Fair Market Value of a share as of the Valuation Date following the date of the call if the call occurs after the expiration of the period after the preceding Valuation Date during which the shares may be put to the Corporation or DIUS (in accordance with Section 4(e) below). However, in the case of an outstanding share acquired as the result of the exercise of an Option occurring prior to November 8, 2006, the Corporation or DIUS will pay to such Stock holder the Fair Market Value of such share determined as of the immediately preceeding Valuation Date, less the amount indicated below:

Shares Acquired as Result of Exercise of Options per Grant Award Date	Adjustment to Valuation for Determination of Put/Call Price to be Paid
9/10/2001	- $18.88
3/14/2002	- $18.86
3/13/2003	- $18.45
5/13/2004	- $17.84
11/23/2004	- $17.78
4/12/2005	- $17.98
1/12/2006	- $17.43

Notwithstanding the foregoing, (1) shares that have been held for six months or less as of the date of a call will not be called as of that date, but will be called on the date as of which the Stock holder has held the shares for six months and one day for an amount equal to the amount determined in accordance with the preceding sentence, and (2) the Corporation or DIUS may, in the sole discretion of the Committee, delay calling shares held by a Stock holder for less than one year until the day after the first anniversary of the date on which the Stock holder acquired such shares, in which case the shares will be reacquired by the Corporation or DIUS for an amount determined in accordance with the preceding sentence. Shares called other than upon termination of employment will be called from each holder of Stock in proportion to the holder’s total Stock holdings. In the event that a change of control of the Corporation or DIUS occurs within one year after shares are called from Stock holder, other than shares that are called as a result of the Stock holder’s termination of employment, the Stock holder will receive a payment equal to the excess of the Change of Control Price over the amount paid for a share pursuant to the call, multiplied by the number of shares called from the Stock holder.”

2.	Section 4(e) of the Plan is amended in its entirety to read as follows:

“(e) Put Option. An individual who has acquired shares upon the exercise of an Option and has held those shares for more than six months may put the shares back to the Corporation. Shares may be put to the Corporation only during the sixty-day period beginning on the date on which valuation results are communicated to Stock holders, and the Corporation will pay to the shareholder the Fair Market Value determined as of the immediately preceding Valuation Date. Notwithstanding the foregoing, the length of the put period beginning on the date on which valuation results are communicated to Stock holders may be modified by the Committee, provided that the change in put period does not represent a material and adverse change affecting the Stock holders. In addition, in the case of an outstanding share acquired as the result of the exercise of an Option occurring prior to November 8, 2006, the Corporation or DIUS will pay to such Stock holder the Fair Market Value of such share determined as of the immediately preceeding Valuation Date, less the amount indicated below:

Shares Acquired as Result of Exercise of Options per Grant Award Date	Adjustment to Valuation for Determination of Put/Call Price to be Paid
9/10/2001	- $18.88
3/14/2002	- $18.86
3/13/2003	- $18.45
5/13/2004	- $17.84
11/23/2004	- $17.78
4/12/2005	- $17.98
1/12/2006	- $17.43

At the Corporation’s sole discretion, the amount the Corporation is required to pay pursuant to the preceding sentence may be paid in (i) cash, (ii) a promissory note (in substantially the form of the note attached hereto as Appendix B) that requires payment over a period not to exceed five years with interest each year at a rate equal to the rate paid on Treasury notes of similar term and similar subordination plus the increment over that rate paid on borrowings of similar term and similar subordination by Lincoln with such note to be guaranteed by Lincoln (with a guaranty in substantially the form of the agreement attached hereto as Appendix C), (iii) freely tradable shares of common stock of Lincoln having a market value on the date of transfer to the employee equal to the amount payable to the employee, or (iv) any combination of (i) and (ii) or (i) and (iii).”